Exhibit (p)(9)

Code of Ethics

The QS Investors (“QS” or the “Firm”) Code of Ethics (the “Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that are required of Employees of the Firm and their related accounts.  It is essential that all Firm Employees understand and adhere to our commitment to act with fairness, decency and integrity in all of our business dealings.

The provisions of the Code shall apply to all Firm Employees, as categorized in the Definitions Section and such other individuals as Compliance may determine from time to time.

Each Employee must observe these policies, as well as abide by the additional principles and rules set forth in the Code, and any other applicable policies and obligations.

The Code and any amendments thereof will be provided to all Employees of the Firm.  All Employees must acknowledge receipt of the Code within ten (10) days of hire and on an annual basis thereafter, or more frequently as determined by Compliance.  All Employees must also acknowledge receipt of any amendments made to the Code if Compliance determines that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period.

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QS Investors Code of Ethics	December 2019 (v1.6) | 1

Table of Contents

General Rule	3

Definitions	3

Restrictions	5

General	5

Pre-Clearance	6

Specific Blackout Period Restrictions	7

Short-Term Trading	7

Trading Restrictions in Proprietary Funds and ETFs	8

Trading Restrictions for Legg Mason Securities	8

New Issues	8

Currencies	8

Restricted List	8

Private Placements, Private Investment Partnerships, and Other Private Interests	9

Reporting Requirements	9

Disclosure of Employee Related Accounts and Provision of Statements	9

Quarterly Personal Securities Trading Reports (“PSTRs”)	9

Annual Acknowledgement of Personal Securities Holdings	10

Annual Acknowledgement of Accounts	11

Confirmation of Compliance with Policies	11

Other Procedures/Restrictions	11

Outside Business Affiliations	11

Executorships	11

Trusteeships	12

Custodianships and Powers of Attorney	12

Gifts and Entertainment	12

Personal Political Contributions	12

Confidentiality	12

Sanctions	13

Interpretations and Exceptions	13

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APPENDIX A: Approved ETFs	14

General Rule

Firm Employees will, in varying degrees, participate in or be aware of investment services provided to registered investment companies, institutional clients, employee benefit trusts and other types of investment advisory accounts (collectively “Client Accounts”).  The fiduciary relationship mandates adherence to the highest standards of conduct and integrity, putting our clients’ interest in front of our own.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the Client Accounts.  All QS personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code.

■	There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to the Firm and its clients.
■	Employees must never improperly use their position with the Firm for personal or private gain to themselves, their family or any other person.[1]

Employees are required to comply with applicable U.S. federal securities laws and may also be required to comply with other policies imposing separate requirements.  Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  The purpose of this Code is to seek to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a Client Account:

■	To employ any device, scheme or artifice to defraud;
■	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;
■	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
■	To engage in any manipulative practice.

Any violations or suspected violations of the Code must be reported to Compliance in a timely fashion.

1 The rules herein cannot anticipate all situations which may involve a possible conflict of interest.  If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the actual or potential conflict to Compliance prior to executing any such transaction.

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Definitions

“Access Person” shall mean and include all employees, officers, and directors2 of QS, and other individuals as may be determined by Compliance.

“Accounts” shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include open-end investment companies (commonly referred to as “Mutual Funds”) and closed-end investment companies.

“Currencies” shall include spot or forward positions of foreign currencies traded or held for investment purposes.

“Employee” is a general term which shall include all QS employees as well as any non-QS employees who are subject to this Code as may be determined by Compliance.

“Employee Related Account” or “Related Account” of any person subject to the Code shall mean:

■	The Employee’s own Accounts;
■	The Employee’s spouse’s/domestic partner’s Accounts and the Accounts of minor children (adopted or biological), stepchildren, and other relatives living in the Employee’s home;
■

Accounts in which the Employee, his/her spouse/domestic partner, minor children (adopted or biological), stepchildren, or other relatives living in their home and having a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

■	Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

Note: Any person subject to the Code is responsible for compliance with these rules with respect to any Related Account.

“Investment Personnel” shall mean and include:  Portfolio Management, Research, and other personnel as may be determined by Compliance.

“Legg Mason” means Legg Mason, Inc.

“Legg Mason Securities” means any securities issued by Legg Mason or relating to Legg Mason.

“Mutual Funds” shall include all registered investment companies (whether open-end or closed-end) but will exclude shares of open-end money market funds governed by Rule 2a-7 under the 1940 Act (“money market funds”) (unless otherwise directed by Compliance).

“Proprietary Fund” means any investment company registered under the 1940 Act (or any portfolio or series thereof, as the case may be), that is part of one of the fund families sponsored by Legg Mason or

2 Non-QS employees and other advisers (“outside directors”) who serve on the Board of QS and: (i) are not involved in security selection; and (ii) do not have access to non-public information regarding the purchase or sale of Covered Securities by Client Accounts are not considered to be Access Persons for the purposes of applying the provisions of the Code.

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its affiliates, including the fund families known as the Legg Mason Funds, the Western Asset Funds, and the Royce Funds.

“Reportable Fund” means an investment company registered under the 1940 Act for which a Legg Mason entity serves as an investment adviser3 or whose principal underwriter is controlled by or under common control with Legg Mason.

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act and this Code, except that it does not include:

■	Bankers’ acceptances, certificates of deposit (“CDs”), commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
■	Shares issued by money market funds;
■	Shares issued by Mutual Funds other than Proprietary Funds or Reportable Funds; and
■	Shares issued by unit investment trusts that are invested exclusively in one or more Mutual Funds, none of which are Proprietary Funds or Reportable Funds.

“Securities” shall include any security as defined in Section 202(a)(18) of the Advisers Act, including but not limited to equity or debt securities (including corporate debt), derivatives of securities (such as options, warrants, and ADRs), futures, commodities, certain cryptocurrencies, securities indices, government and municipal bonds, and similar instruments.

Restrictions

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Reportable Securities for any of that Employee’s Related Accounts, including transactions executed by that Employee’s spouse/domestic partner or relatives living in that Employee’s household.

General

The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of QS and its clients.  Employees must carefully consider the nature of their Firm responsibilities and the type of information that they might be deemed to possess in light of any particular Securities and Mutual Fund transaction before engaging in that transaction.

Employees must always act to avoid any actual or potential conflict of interest between their Firm duties and responsibilities and their personal investment activities.  To avoid potential conflicts, absent specific written approval from Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of the Firm, or in investment vehicles sponsored by the companies.  Additional rules that apply to Securities transactions by Employees,

3 For purposes of this definition, “investment adviser” has the same meaning as it does in Section 2(a)(20) of the 1940 Act, and “control” has the same meaning as it does in Section 2(a)(19) of the 1940 Act.

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including rules regarding how Employee Related Accounts must be maintained are described in more detail later in the Code.

Material Non-Public Information: Employees in possession of material non-public information (“MNPI”) about or effecting Securities or their issuer(s) are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.  Please refer to the Information Management Policy for more information.

“Front Running:” Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Related Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client’s trading positions, plans or strategies.

Pre-Clearance

Proposed Securities, closed-end investment company, and certain Exchange-Traded Fund (“ETF”) transactions must be pre-cleared by all Employees with Compliance.  Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm’s policies or applicable securities laws and regulations by virtue of the Employee’s Firm responsibilities or information he or she may possess about the Securities or their issuer.

Approvals are good only for the day on which they are issued.

The following are exempted from the pre-clearance requirement:

■	Open-end Mutual Funds;
■	Broadly diversified ETFs organized as open-end mutual funds (“Approved ETFs”) listed in Appendix A;
■	Broad-based stock index futures;
■	Commodity futures;
■	Direct obligations of the United States Government;
■	Investments in College Savings Plans established under Section 529(a) of the Internal Revenue Code (“529 Plans”);
■	Shares acquired through an issuer sponsored Dividend Reinvestment Plans (“DRIPs”), other than optional purchases;
■

Transactions in accounts expressly exempted by Compliance which are managed under the exclusive direction of an outside money manager, including “robo-advisers” and similar providers of online advisory services;

■	Securities pre-cleared with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;
■	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
■	Securities purchased under an employer sponsored stock purchase plan. (Note: Sales of securities in employer sponsored stock purchase plans require pre-clearance.)

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Note:  Transactions in derivative instruments are restricted in the same manner as the underlying Security or Fund.  Derivative instruments include, but are not limited to: warrants, convertible Securities, futures and options.

Specific Blackout Period Restrictions

Same-Day Rule: Access Persons shall not knowingly effect the purchase or sale of a Security for a Related Account on a day during which any Client Account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn.

7-Day Rule: Investment Personnel shall not effect the purchase or sale of a Security for a Related Account within seven (7) calendar days before or seven (7) calendar days after the same Security is traded (or contemplated to be traded) for a Client Account with which the individual is associated.

Exceptions to Blackout Periods: In addition to Securities and transactions otherwise exempt from pre-clearance as described above (including Approved ETFs), the purchase or sale of 500 shares (or the equivalent number of shares trading in the U.S. as American Depository Receipts (“ADRs”))  or less of stock issued by: (i) constituents of the S&P 500; or (ii) U.S. and non-U.S. companies with a market capitalization of at least $10 billion are exempt from the specified blackout periods.

Short-Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  The Firm generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory or other scrutiny.  Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes to its clients will not be tolerated.

30-Day Rule:  Employees are prohibited from transacting in the purchase and sale or sale and purchase of the same (or equivalent) Securities and registered closed-end investment companies within thirty (30) calendar days.  The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity.  For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

Example: If an Employee purchases 100 shares of a Security on day 1, they may not sell the Security until day 31.  Similarly, if an Employee sells a Security on day 1, they may not purchase the Security until day 31.

The following are exempted from this restriction:

■	Shares acquired through issuer sponsored DRIPs, other than optional purchases;
■	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;
■	Securities purchased under an employer sponsored stock purchase plan;
■	Securities pre-cleared and purchased with a specific stop-limit provision attached;

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■	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and
■	All open-end Mutual Funds and Approved ETFs (excluding proprietary funds and ETFs).

Trading Restrictions in Proprietary Funds and ETFs

Employees are prohibited from transacting in the purchase and sale or sale and purchase of the same Proprietary Fund or ETF within sixty (60) calendar days, including in any individual retirement account or 401(k) participant account.  For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

The following are exempted from this restriction:

■	Money market funds;
■	Managed Accounts; and
■	Automatic Investment Plans.

Trading Restrictions for Legg Mason Securities

Generally, Employees and their Related Accounts may purchase or sell Legg Mason Securities at any time, other than the period beginning five (5) trading days before the expected release of quarterly earnings and continuing for two (2) trading days immediately following quarterly earnings releases (the “Restricted Period”).4  From time to time, events may warrant the imposition of additional trading restrictions.  It is important to note that Employees who are in possession of MNPI regarding Legg Mason are prohibited from acquiring or disposing of Legg Mason Securities (other than an exercise of stock options where the exercise price is paid in cash and the shares acquired are not sold until the non-public information is publicly disclosed).  Questions about whether information regarding Legg Mason may be material or whether information about Legg Mason is public should be directed to Compliance.

New Issues (Initial Public Offerings or “IPOs”)

Employees are prohibited from purchasing or subscribing for Securities pursuant to an IPO.

Currencies

Investment Personnel shall not knowingly engage in trading of currencies, including currency futures (other than major currencies5) on a day during which a Client Account with which they are associated is engaged in model-driven currency trading.

4 All Good Till Cancelled (“GTC”) orders for Legg Mason Securities that are pending in accounts maintained by employees in their Related Accounts at the beginning of a Restricted Period must be cancelled and may not be reinstated until the Restricted Period ends. The Restricted Period, and related limitations on transactions in Legg Mason Securities, does not apply to (a) purchases pursuant to the ESPP, (b) restricted stock grants, (c) option awards made by the Committee, (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the Restricted Period ends, (e) transactions in an employee’s profit sharing or 401(k) account and (f) transactions in index funds or other baskets of securities which include Legg Mason securities.

5 For the purposes of the Code, “major currencies” include US Dollar, Euro, British Pound, Japanese Yen, Swiss Franc, Canadian Dollar, Australian Dollar, New Zealand Dollar.

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Restricted List

From time to time, the Firm or its affiliates may be involved in pending transactions with or possess MNPI about issuers of securities.  Under these circumstances, these issuers are placed on a Firm restricted list to manage potential conflicts of interest and/or to limit certain activities by the Firm and Employees which could constitute the misuse of MNPI.  All Employees are prohibited from buying or selling any Securities that are on the Firm restricted list and/or other applicable restricted lists for their Related Accounts or Client Accounts. Contents of the list may not be shared outside of the Firm.

Private Placements, Private Investment Partnerships, and Other Private Interests

Prior to effecting a transaction in a private Security (i.e., securities offerings not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first obtain the approval of his/her supervisor and then pre-clear the transaction with Compliance, including completing the applicable Private Security questionnaire.  Any new Employee who holds an interest in any of the above must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of 5% or less of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising, and does not serve in the management or on the board of directors of such entity.

Reporting Requirements

Disclosure of Employee Related Accounts and Provision of Statements

Upon joining the Firm, no later than 10 days after an individual becomes an Employee, he or she must complete and return a “Personal Securities Holdings Report” to Compliance and disclose all Related Accounts.  The information must include the title, number of shares, and principal amount or market value for each Reportable Security, and the information must be current within forty-five (45) days prior to the date of hire.

Additionally, upon joining the Firm, new Employees are required to disclose all of their Related Accounts to Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm’s policies.

All Employees must notify Compliance promptly upon opening a new Related Account.  Related Accounts must be maintained with Compliance-approved brokers6, and Employees must direct their brokers to supply duplicate copies of transaction confirmations and periodic account statements to Compliance.

Under no circumstance is an Employee permitted to open or maintain any Related Account that is undisclosed to Compliance.

6 Accounts maintained with non-approved brokers may be permitted by Compliance on an exception basis.

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Quarterly Personal Securities Trading Reports (“PSTRs”)

All Employees must, within thirty (30) days of the end of each calendar quarter, submit to Compliance a PSTR for Securities and closed-end investment company transactions.

All PSTRs that have reportable personal Securities transactions and closed-end investment company transactions for the quarter will be reviewed by Compliance.  Employees that do not have any reportable transactions during a quarter must indicate as such.

For each transaction, the information submitted must include:

■	The date of the transaction, the number of shares, and principal amount or market value;
■	The nature of the transaction (e.g., purchase, sale); and
■	Price at which the transaction was effected.

The following types of transactions do not have to be reported:

■

Transactions effected in an account in which the Employee has no direct or indirect influence or control (e.g., managed accounts), including accounts maintained with “robo-advisers” and similar providers of online automated advisory services;

■	Transactions in Mutual Funds subject to periodic purchase plans;
■	Transactions effected pursuant to an automatic investment plan or as a result of a DRIP;
■	Transactions in the following:
■	Bankers’ acceptances;
■	CDs;
■	Commercial paper;
■	Money market funds;
■	Direct obligations of the United States Government;
■	Investments in 529 Plans;
■	High quality, short-term debt instruments (including repurchase agreements);
■	Open-end Mutual Funds, including Approved ETFs (excluding Proprietary Funds)
■	Broad-based stock index futures; and
■	Commodity futures.

Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to Compliance on an annual basis at a date specified by Compliance, a Personal Securities Holdings Report (“Holdings Report”) for all Reportable Securities.

A new Employee must submit this report within 10 days of hire or rehire.  This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) days prior to the hire or rehire date, in the case of a new Employee.

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All Holdings Reports will be reviewed by Compliance.  Employees that do not have any Reportable Securities holdings must indicate as such in the report.

The following types of holdings do not have to be reported:

■

Securities held in an account in which the Employee has no direct or indirect influence or control (e.g., managed accounts), including “robo-advisers” and similar providers of online automated advisory services;

■	Bankers’ acceptances;
■	CDs;
■	Commercial paper;
■	Money market funds;
■	Direct obligations of the United States Government;
■	Investments in 529 Plans;
■	High quality, short-term debt instruments (including repurchase agreements);
■	Open-end Mutual Funds, including Approved ETFs (excluding Proprietary Funds); and
■	Futures contracts.

Annual Acknowledgement of Accounts

Annually, each Employee must acknowledge whether they have brokerage and Mutual Fund Accounts and must acknowledge each Account.

Confirmation of Compliance with Policies

Annually (or more frequently at the direction of Compliance), each Employee is required to acknowledge that he or she has received the Code, as amended or updated, and confirm his or her adherence to it.  Understanding and complying with the Code and truthfully completing the Acknowledgment are the obligation of each Employee.  Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties.

Other Procedures/Restrictions

Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., director, officer, governor, trustee, part-time employment, etc.) without the prior written approval of their supervisor and Compliance, which may be granted or withheld in the sole discretion of senior management and Compliance. Please refer to the Outside Business Activities Policy for additional details.

Employees wishing to serve on the board of directors of a publicly traded company must obtain prior written approval from Compliance and the Legg Mason Legal and Compliance Department.

Executorships

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As a general rule, the Firm discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, domestic partner, parent or spouse’s or domestic partner’s parent), it is necessary for the individual to have the written authorization of senior management and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to the Firm.  For example, this may require the employment of an agent to handle the large amount of detail which is usually involved.  In such a case, the Firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

Trusteeships

All trusteeships must have the written approval of the Firm and must be reported in writing to Compliance.  The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm.

Entrustment with a Power of Attorney to execute Securities transactions in an account that is otherwise not subject to the Code requires prior written approval of Compliance.  Authorization will only be granted if the Firm believes such a role will not be unduly time consuming or create conflicts of interest.

Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law.

Gifts and entertainment offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Contributions Policy; please refer to the Policy for additional information.

Personal Political Contributions

Employees must pre-clear ALL political contributions (e.g., local, state, and federal) with Compliance, including contributions to political action committees (“PACs”) and similar organizations (e.g., 501(c)(4) organizations), before making or soliciting such contributions.  This includes contributions that are paid from accounts held in the name of the Employee and those jointly held with others regardless of who made the contribution and includes contributions made by the Employee’s immediate family.  Please refer to the Political and Lobbying Activities Policy for additional details regarding political contributions.

Confidentiality

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Employees must not divulge contemplated or completed securities transactions or trading strategies of QS clients to any person, except as required by the discharge of such person’s responsibilities as an Employee of the Firm and only on a need-to-know basis.

Sanctions

Violations of the Code, including any Securities transactions executed in violation of the Code, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging any profits.  Violations may also result in disciplinary actions, including possible dismissal.

Violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

Interpretations and Exceptions

Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved.  Each Employee must obtain approval from Compliance before taking action regarding such an exception.  Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to Compliance.

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APPENDIX A: Approved ETFs

The following ETFs do not require pre-clearance or reporting:

SYMBOL	NAME
DIA	SPDR Dow Jones Industrial Average
QQQ	Invesco QQQ Trust
SPY	SPDR S&P 500
MDY	SPDR S&P MidCap 400
RSP	Invesco S&P 500 Equal Weight
EFA	iShares MSCI EAFE
IEFA	iShares Core MSCI EAFE
EEM	iShares MSCI Emerging Markets
IEMG	iShares Core MSCI Emerging Markets
IJH	iShares Core S&P Mid-Cap
IJK	iShares S&P Mid-Cap 400 Growth
IJR	iShares Core S&P Small-Cap
IJS	iShares S&P Small-Cap 600 Value
IJT	iShares S&P Small-Cap 600 Growth
IOO	iShares Global 100
ITOT	iShares Core S&P Total U.S. Stock Market
IUSV	iShares Core S&P U.S. Value
IUSG	iShares Core S&P U.S. Growth
IVE	iShares S&P 500 Value
IVV	iShares S&P 500
IWB	iShares Russell 1000 Index
IWD	iShares Russell 1000 Value Index
IWF	iShares Russell 1000 Growth
IWM	iShares Russell 2000 Index
IWN	iShares Russell 2000 Value Index
IWO	iShares Russell 2000 Growth Index
IWP	iShares Russell Midcap Growth Index
IWR	iShares Russell Midcap Index
IWS	iShares Russell Midcap Value Index
IWV	iShares Russell 3000 Index
IYY	iShares Dow Jones U.S.
JKD	iShares Morningstar Large-Cap
JKE	iShares Morningstar Large-Cap Growth
JKF	iShares Morningstar Large-Cap Value

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SYMBOL	NAME
JKG	iShares Morningstar Mid-Cap
JKH	iShares Morningstar Mid-Cap Growth
JKI	iShares Morningstar Mid-Cap Value
JKJ	iShares Morningstar Small-Cap
JKK	iShares Morningstar Small-Cap Growth
JKL	iShares Morningstar Small-Cap Value
OEF	iShares S&P 100
SCHX	Schwab U.S. Large-Cap
SCHA	Schwab U.S. Small-Cap
VB	Vanguard Small-Cap Index
VBK	Vanguard Small-Cap Growth
VBR	Vanguard Small-Cap Value
VO	Vanguard Mid-Cap
VOT	Vanguard Mid-Cap Growth
VOE	Vanguard Mid-Cap Value
VTI	Vanguard Total Stock Market
VTV	Vanguard Value
VUG	Vanguard Growth
VXF	Vanguard Extended Market
VV	Vanguard Large-Cap
MGC	Vanguard Mega Cap
MGK	Vanguard Mega Cap Growth
MGV	Vanguard Mega Cap Value
VOO	Vanguard S&P 500
ESGV	Vanguard ESG U.S. Stock
VSGX	Vanguard ESG International Stock
VT	Vanguard Total World
VEU	Vanguard FTSE All-World ex-US
VSS	Vanguard FTSE All-World ex-US Small Cap
VEA	Vanguard FTSE Developed Markets
VWO	Vanguard FTSE Emerging Markets
VXUS	Vanguard Total International Stock
VYM*	Vanguard High Dividend Yield
SHY	iShares 1-3 Year Treasury Bond
IEF	iShares 7-10 Year Treasury Bond
TLT	iShares 20+ Year Treasury Bond
TIP	iShares TIPS Bond
AGG	iShares Core U.S. Aggregate Bond
LQD	iShares iBoxx $ Investment Grade Corporate Bond

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SYMBOL	NAME
BNDW*	Vanguard Total World Bond

*Added December 2019

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